UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005

HUGHES SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Florida	001-08772	59-0559446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hughes Way, Orlando, Florida	32805
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 841-4755

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 14, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Hughes Supply Inc. (the “Company”) approved the fiscal year 2005 annual incentive (i.e., cash bonus) awards for our Chief Executive Officer and the four other Named Executive Officers to be named in our Proxy Statement for the 2005 Annual Meeting of Shareholders. The following table shows the base salaries and cash bonuses earned during fiscal year 2005 for the aforementioned Named Executive Officers:

Name and position	Fiscal Year 2005 Salary	Fiscal Year 2005 Bonus
Thomas I. Morgan President and Chief Executive Officer	$550,000	$1,935,000

David Bearman Executive Vice President and Chief Financial Officer	$375,000	$1,288,000

Gradie E. Winstead, Jr. Executive Vice President - Strategic Business Development	$300,000	$651,000

Robert A. Machaby Senior Vice President - Marketing and Vendor Development	$245,000	$391,000

Michael L. Stanwood Group President - Industrial PVF	$230,000	$406,000

Bonus Calculations

Our annual incentive plans are intended to motivate and reward short-term performance by providing cash bonus payments based upon meeting required performance goals including earnings per share, sales excluding acquisitions and specific performance measures including return on sales and return on investment, as well as department performance and discretionary considerations. Upon achievement of the required performance goals, the bonus paid to a participant is determined, depending upon the particular plan and specific performance goals, as a percentage of the base salary of the participant up to a designated maximum percentage of the participant’s base salary. The designation of the annual incentive plan participants, the definition of the required performance goals, and the determination of bonuses to be paid upon the achievement of the required performance goals are established annually by the Committee.

Because the base salaries of our Named Executive Officers are conservative when compared to comparably-sized companies in our industry, the Committee also retains authority to award part of the bonus on a discretionary basis independent of the annual incentive plan reflecting, for instance, excellent performance in unusual or difficult circumstances. Individual bonuses may also be awarded to our executive management and other key employees based upon job performance or other criteria within the discretion of the Committee. Bonuses earned for fiscal year 2005 were based on the Committee’s determination that the Named Executive Officers achieved the aforementioned performance goals established by the Committee for fiscal year 2005; in addition, the Committee approved an additional discretionary bonus for Mr. Stanwood based on the Industrial PVF (Pipe, Valves, and Fittings) segment’s contribution to the Company’s consolidated operating income and net income during fiscal year 2005.

2005 Non-Qualified Deferred Compensation Plan

In response to recent changes in the tax laws, we established the 2005 Non-Qualified Deferred Compensation Plan in order to conform to those changes. This Plan is similar to the Non-Qualified Deferred Compensation Plan adopted March 2002. This Plan allows certain executives, key employees and directors to defer a portion (up to 90% for employees and 100% for directors) of their compensation and/or fees and retainers. This Plan also allows the participants to defer up to 100% of their restricted stock gains. The amounts deferred under this Plan are deemed to be invested in hypothetical benchmark investments selected by the participants. The participants will receive their account balances under this Plan upon their separation from service with us for any reason, a change in control, and/or an in-service distribution date as selected by the participants. If the distribution event is either separation from service, an in-service distribution date, or a change in control, the participant may elect to receive either a lump sum payment or annual installments over 2 to 10 years. All benefits payable under this Plan will be made in cash, except at least 50% of the amounts attributable to restricted stock gain deferrals will be paid in shares of our common stock.

The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers during fiscal year 2005 in the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders, which is expected to be filed with the Securities and Exchange Commission on or about April 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2005

Hughes Supply, Inc.

By:	/s/ David Bearman
David Bearman Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)